Exhibit 99.1

MabVax Receives Notice of SEC Investigation and Examination of Certain Registration Statements

San Diego, January 30, 2018 -- MabVax Therapeutics Holdings, Inc. (NASDAQ: MBVX) (“MabVax” or the “Company”), a clinical-stage biotechnology company focused on the development of antibody-based products to address unmet medical needs in the treatment of cancer, today announced that it received notice that the Securities and Exchange Commission (“SEC”) was conducting an investigation and examination pursuant to Section 8(e) of the Securities Act of 1933, as amended, relating to certain of the Company’s registration statements (and amendments thereto). The Company intends to cooperate fully with the SEC’s examination.

About MabVax

MabVax Therapeutics Holdings, Inc. is a clinical-stage biotechnology company with a fully human antibody discovery platform focused on the rapid translation into clinical development of products to address unmet medical needs in the treatment of cancer. Our antibody MVT-5873, is a fully human IgG1 monoclonal antibody (mAb) that targets sialyl Lewis A (sLea), an epitope on CA19-9, and is currently in Phase 1 clinical trials as a therapeutic agent for patients with pancreatic cancer and other CA19-9 positive tumors. CA19-9 is expressed in over 90% of pancreatic cancers and in other diseases including small cell lung and GI cancers. CA19-9 plays an important role in tumor adhesion and metastasis, and is a marker of an aggressive cancer phenotype. CA19-9 serum levels are considered a valuable adjunct in the diagnosis, prognosis and treatment monitoring of pancreatic cancer. With our collaborators including Memorial Sloan Kettering Cancer Center, Sarah Cannon Research Institute, Honor Health and Imaging Endpoints, we have treated 50 patients with either our therapeutic antibody designated as MVT-5873 or our PET imaging diagnostic product designated as MVT-2163 in Phase 1 clinical studies, and demonstrated early safety and specificity for the target. Patient dosing has commenced for our lead development program in Phase 1 clinical study of the Company's radioimmunotherapy product MVT-1075. For additional information, please visit the Company's website, www.mabvax.com.

Forward-Looking Statements

This press release may contain forward looking statements. These forward-looking statements are based upon current expectations of the Company and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, including risks and uncertainties related to the Order. Please review the Company's periodic filings with the Securities and Exchange Commission, including the factors described in the section entitled "Risk Factors" in its annual report on Form 10-K for the fiscal year ended December 31, 2016, as amended and supplemented from time to time and the Company's Quarterly Reports on Form 10-Q and other filings submitted by the Company to the SEC, copies of which may be obtained from the SEC's website at www.sec.gov. The parties do not undertake any obligation to update forward-looking statements contained in this press release.

Investor Contact:

Jenene Thomas
Jenene Thomas Communications, LLC
Phone: +1 (908) 938-1475
Email: jtc@jenenethomascommunications.com